Convenience Translation*

                                 GPC Biotech AG

                               Planegg/Martinsried
            - German Securities Identification Number (WKN) 585 150 -
                              - ISIN DE0005851505 -
                               - CUSIP 38386P108 -


                                We hereby invite

                      our distinguished shareholders to the

                 Annual Shareholders Meeting of GPC Biotech AG*

on Wednesday, June 8, 2005, at 10:00 a.m. at the Munich Conference Center (Konferenzzentrum Munchen), Hanns-Seidel-Stiftung, Lazarett-Str. 33, 80636 Munich.

Agenda

Item 1

Presentation of the approved annual financial statements, with the management report for GPC Biotech AG and for the consolidated group for the 2004 fiscal year, together with the report of the Supervisory Board, and presentation of the approved consolidated financial statements

Item 2

Resolution regarding the discharge of Management Board members from liability (Entlastung) for their actions during the 2004 fiscal year

The Supervisory Board and the Management Board propose that the members of the Management Board be discharged from liability for their actions during the 2004 fiscal year.

Item 3

Resolution regarding the discharge of the Supervisory Board members from liability for their actions during the 2004 fiscal year

The Supervisory Board and the Management Board propose that the members of the Supervisory Board be discharged from liability for their actions during the 2004 fiscal year.

Item 4

Resolution regarding the appointment of the auditor for the 2005 fiscal year

The Supervisory Board proposes that the auditing firm of Ernst & Young AG, Wirtschaftsprufungsgesellschaft, Arnulfstra(beta)e 126, 80636 Munich be appointed as auditors for the 2005 fiscal year.

* The German language version of this invitation is the only legally binding version. The English translation is provided for convenience only.

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                                     - 2 -

Item 5

Resolution regarding the election of Supervisory Board members

The terms of office of Prof. Dr. Jurgen Drews, Dr. Prabhavathi Fernandes and Dr. Metin Colpan expire as of the end of this Shareholders Meeting, and, as a result, additional members must be elected to the Supervisory Board.

The composition of the Supervisory Board is governed by Section 96 Para. 1 last sub-clause of the German Stock Corporation Act (Aktiengesetz). The Shareholders Meeting is not bound by election proposals.


The Supervisory Board proposes that,

Prof. Dr. Jurgen Drews,
MD, Feldafing

Dr. Prabhavathi Fernandes
Biologist, Chapel Hill (USA)

Dr. Metin Colpan
Chemist, Essen

be elected to the Supervisory Board, effective as of the end of this Shareholders Meeting, until the end of the Annual Shareholders Meeting that resolves upon the discharge from liability for actions during the fiscal year ending on December 31, 2006.

Prof. Dr. Jurgen Drews holds memberships on the supervisory boards or comparable bodies of the following companies:
         -    Genaissance Pharmaceuticals, Inc., New Haven, Connecticut (USA)
         -    Human Genome Sciences, Inc., Rockville, Maryland (USA)
         -    MorphoSys AG (deputy chairman), Martinsried/Planegg
         -    TeGenero AG (chairman), Wurzburg

Dr. Metin Colpan holds memberships on the supervisory boards of the following companies:
         -    Ingenium Pharmaceuticals AG, Martinsried/Planegg
         -    MorphoSys AG, Martinsried/Planegg
         -    GenPat77 Pharmacogenetics AG, Berlin

Dr. Prabhavathi Fernandes does not hold any memberships on any supervisory boards or comparable bodies of German or foreign companies.

Item 6

Resolution regarding long-term performance-based remuneration of the members of the Supervisory Board

The Management Board and Supervisory Board propose that the following be resolved:


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                                     - 3 -


Effective as of the end of this Shareholders Meeting on June 8, 2005, each existing member of the Supervisory Board shall receive 7,500 incentive rights as long-term performance-based remuneration. The chairman of the Supervisory Board shall receive 15,000 incentive rights and the deputy chairman of the Supervisory Board shall receive 11,250 incentive rights.

For their activity as chairperson on one or more committees, the members of the Supervisory Board shall receive an additional 5,000 incentive rights, and for their activity as a member of one or more committees, the members of the Supervisory Board shall receive an additional 2,500 incentive rights.

Notwithstanding the foregoing, the chairman of the audit committee shall receive 7,500 incentive rights and members of the audit committee shall receive 3,750 incentive rights. The members of the Supervisory Board who serve on the audit committee shall not receive any additional incentive rights for their activity on any other committee.

The incentive rights will be issued on July 1, 2005 (the "Issue Date").

One incentive right represents the right to claim the payment of the Exercise Price less the Basic Price after the end of the Holding Period (each as defined below).

The Basic Price equals the average closing price of the GPC Biotech AG ordinary bearer shares in the XETRA closing auction on the Frankfurt Stock Exchange for the five trading days preceding the Issue Date and the five trading days following the Issue Date.

The Exercise Price corresponds to the average closing price of the GPC Biotech AG ordinary bearer shares in the XETRA closing auction on the Frankfurt Stock Exchange for the 60 trading days following the end of the Holding Period.

The Holding Period for the incentive rights begins on the Issue Date and ends with the market approval of satraplatin by the FDA and the European Commission (for the avoidance of doubt, both approvals need to have been granted).

An amount equal to the difference between Basic Price and the Exercise Price is due for payment 100 calendar days after the end of the Holding Period.

The members of the Supervisory Board will receive the full Exercise Price only if they are still members of the Supervisory Board or the respective committee at the end of the Holding Period. If a member leaves the Supervisory Board or the respective committee before the end of the Holding Period, this member will receive only a pro-rated Exercise Price. The pro-rated Exercise Price will be determined based on the length of the term of office, or membership on a committee, during the Holding Period in proportion to the full Holding Period.

In the case of a change in control of GPC Biotech AG, as defined in the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Ubernahmegesetz), the Holding Period will end on the acquisition date. In this case, the 60 trading days directly preceding the acquisition date will be used to determine the Exercise Price. The Exercise Price is due 100 days following the Holding Period.

Any transfer of the incentive rights, including assignment, sale, pledge, grant of sub-rights or the foundation of a trust, is not permitted. Any transaction that is economically comparable


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                                     - 4 -


to a sale of the incentive rights is also not permitted and will lead to a forfeiture of the granted incentive rights without replacement.

Item 7

Resolution regarding the authorization to issue convertible bonds and the creation of conditional capital for the issuance of conversion rights to members of the management bodies and executives (Fuhrungskrafte) as well as employees and consultants of the Company and its affiliated subsidiary companies (nachgeordnete verbundene Unternehmen) in Germany and abroad; amendment of the Articles of Association

The Management Board and Supervisory Board propose that the following be resolved:

1.       Authorization to issue convertible bonds

         The Management Board is authorized until May 31, 2010, to issue convertible bonds in an aggregate nominal amount of up to
         (euro)900,000, divided in up to 900,000 convertible debentures with a nominal value of (euro)1.-- each (each a "Convertible Debenture") with a maximum term of ten years to members of the management bodies and executives as well as employees and consultants of the Company and affiliated subsidiary companies in Germany and abroad (the "Eligible Persons"). To the extent that Convertible Debentures are to be issued to members of the Company's Management Board, the Supervisory Board alone shall be so authorized. Each Convertible Debenture shall entitle its holder to conversion into one ordinary bearer share with no par value of the Company (the "GPCB Shares") pursuant to the terms hereinafter set forth. The Convertible Debentures shall be issued at their nominal value.

         The Convertible Debentures may be offered to the Eligible Persons for subscription during the last 15 working days of each calendar month. The Convertible Debentures may be issued only to the Eligible Persons or to a credit institution with instructions to transfer them to the Eligible Persons prior to the expiration of the waiting period. Existing shareholders' statutory subscription right (Bezugsrecht) to the Convertible Debentures is excluded.

         The conversion rights may be exercised for the first time after the expiration of the waiting period. The waiting period commences on the date on which the Convertible Debentures are issued and ends on the second anniversary of the date of their issuance. After the expiration of the waiting period, 50% of the conversion rights from the Convertible Debentures issued in a single tranche may be exercised, and an additional 25% of the conversion rights from the Convertible Debentures that were issued in a single tranche may be exercised as of the third and fourth anniversary of the date of their issuance, respectively. If the aforementioned percentages do not correspond to a whole number of Convertible Debentures, each percentage shall be rounded down to the next smaller whole number. After the expiration of the waiting period and subject (i) to the above restrictions and (ii) any additional mandatory legal provisions, the exercise of the conversion rights shall be permitted until the end of their term on any banking day in Frankfurt am Main. The terms and conditions of the Convertible Debentures may provide for additional exercise conditions. Conversion rights, which have not been exercised by the end of the term, shall expire without replacement or compensation.

         A premium shall be paid upon exercising the conversion rights. The premium for each GPCB Share, which is to be subscribed based on the conversion, shall amount to 100% of the conversion price to be determined as hereinafter specified, minus (euro)1.--.

         The conversion price for the Convertible Debentures shall be the average closing price of the GPCB Shares in the XETRA closing auction on the Frankfurt Stock Exchange (the "Closing Price") during the last five exchange trading days prior to the issuance of the Convertible Debentures, provided, however, that the conversion price shall at least amount to the proportionate amount of the share capital allocable to one GPCB Share.

         The conversion rights may only be exercised if the Closing Price develops better than a reference index. The reference index shall be the Prime IG Biotechnology Index of the Frankfurt Stock Exchange (the "Price Index").

         The Price Index and the Closing Price on the date on which the Convertible Debentures are issued shall serve as the starting point for the performance measurement. The Convertible Debentures may only be exercised if the Closing Price has developed better than the Price Index. The relevant comparison date for this shall be the date four weeks prior to the exercise of the subscription rights.

         Moreover, the convertible rights may only be exercised during a period of six weeks after the publication of the quarterly reports and the annual financial statements, respectively (exercise period). Any exercise of the convertible bonds from December 24 until December 31 of each calendar year is generally excluded.

         The conversion rights shall be distributed among the Eligible Persons as follows:

              - 500,000 Convertible Debentures to members of management bodies and executives of the Company and of affiliated subsidiary companies in Germany and abroad;

              - 360,000 Convertible Debentures to employees of the Company and of affiliated subsidiary companies in Germany and abroad; and

              - 40,000 Convertible Debentures to consultants of the Company and of affiliated subsidiary companies in Germany and abroad.

         The Convertible Debentures are not transferable. Special arrangements may be made in respect of death, retirement, as well as other special separation cases, including the disposal of affiliated subsidiary companies in Germany and abroad or of business operations of the GPC Biotech Group.

         The GPCB Shares shall participate in the profits - to the extent that they are created through exercise prior to the beginning of the Company's Annual Shareholders Meeting - from the beginning of the previous fiscal year, otherwise from the beginning of the fiscal year during which they are created through the exercise of conversion rights.

         The details of the additional conversion conditions shall be determined by the Management Board and, in respect of Convertible Debentures issued to members of the Management Board, by the Supervisory Board. These details include in particular the interest rate, provisions pertaining to the granting and the process for granting of Convertible Debentures, the granting of Convertible Debentures to individual Eligible Persons, determining causes for termination in the Company's interest and detailed termination provisions, determining the issuance date within the relevant issuance period as well as provisions pertaining to the treatment of conversion rights in special cases, particularly in cases of retirement, death, or disposal of a company or business operation from the GPC Biotech Group. The conversion conditions may provide for additional rules pertaining to the ability to exercise the conversion rights for the first time, particularly in cases where the employment relationship is temporarily suspended. The conversion conditions may also stipulate that the Company shall be authorized to pay out the value of the shares net of the premium or that, to the extent permissible, shares held by the Company in treasury or those acquired for this purpose shall be delivered.

2.       Creation of an additional conditional capital

         The Company's share capital shall be conditionally increased by up to
         (euro)900,000 against issuance of up to 900,000 new ordinary bearer shares with no par value. The conditional capital increase shall be used for granting conversion rights to members of the management bodies and executives as well as employees and consultants of the Company and affiliated subsidiary companies in Germany and abroad, in each case pursuant to the more detailed provisions of the authorizing resolution under item 7, no. 1. The conditional capital increase shall be implemented only to the extent that the holders of conversion rights exercise their rights. The shares shall participate in the profits - to the extent that they are created through exercise prior to the beginning of the Company's Annual Shareholders Meeting - from the beginning of the previous fiscal year, otherwise from the beginning of the fiscal year during which they are created through the exercise of conversion rights.

         The Management Board and, to the extent that the Management Board itself is affected, the Supervisory Board shall be authorized to determine the additional details of the implementation of the conditional capital increase.

         The Supervisory Board shall be authorized to amend the wording of the Articles of Association to correspond to the utilization of the conditional capital.

3. Section 5 of the Articles of Association (Share Capital) shall be amended by adding the following new Paragraph 4 j:

                  "The Company's share capital is conditionally increased by up to (euro)900,000 against issuance of up to 900,000 new ordinary bearer shares with no par value. The conditional capital increase shall be used for granting conversion rights to members of the management bodies and executives as well as employees and consultants of the Company and affiliated subsidiary companies in Germany and abroad, in each case pursuant to the more detailed provisions of the authorizing resolution passed by the Annual Shareholders Meeting of June 8, 2005 under item 7 no. 1. The conditional capital increase shall be implemented only to the extent that the holders of conversion rights make use of their rights. The shares shall participate in the profits - to the extent that they are created through exercise prior to the beginning of the

                  Company's Annual Shareholders Meeting - from the beginning of the previous fiscal year, otherwise from the beginning of the fiscal year during which they are created through the exercise of conversion rights.

                  The Management Board and, to the extent that the Management Board itself is affected, the Supervisory Board is authorized to determine the additional details of the implementation of the conditional capital increase.

                  The Supervisory Board is authorized to amend the wording of the Articles of Association to correspond to the utilization of the conditional capital."


Item 8

Resolution regarding the issuance of stock options to employees of the Company and affiliated subsidiary companies in Germany and abroad (2005 Stock Option
Plan), the creation of an additional conditional capital; amendment of the Articles of Association

A new 2005 Stock Option Plan shall be adopted and a new conditional capital shall be created in order to be able to grant stock options to employees of the Company and of affiliated companies in Germany and abroad.

The Management Board and Supervisory Board therefore propose that the following be resolved:

1.       Authorization to grant stock options

         The Management Board is authorized until May 31, 2010, to grant to employees of the Company and affiliated subsidiary companies in Germany and abroad stock options once, several times, or - in case of an expiration of granted stock options through termination or for other reasons - repeatedly for the subscription of up to 225,000 new ordinary bearer shares of the Company with no par value pursuant to the following conditions.

         The Management Board of the Company may elect, in consultation with the Supervisory Board, whether the no-par value shares required to satisfy the exercised stock options shall be provided using the conditional capital to be created for this purpose by this Shareholders Meeting pursuant to item 8 no. 2 below or - subject to an authorization by the Shareholders Meeting - using Company owned shares.

         a)       Groups of Eligible Persons:

                  The 225,000 option rights may only be issued to employees of the Company and of affiliated subsidiary companies in Germany and abroad (the "Eligible Persons").

                  The details of the offering shall be determined by the Management Board.

                  The stock options are generally not transferable, unless they are transferred to a credit institution to be nominated by the Company after the expiration of the two-year waiting period pursuant to Section 193 Para. 2 No. 4 of the German Stock Corporation Act.

         b)       Subscription price:

                  Each stock option entitles its holder to subscribe for one ordinary bearer share of the Company with no par value (the "GPCB Shares") pursuant to the option terms and conditions to be determined. The subscription price to be paid for the subscription of one no-par value share upon exercising the stock option shall be the average of the closing prices of the GPCB Shares in the XETRA closing auction on the Frankfurt Stock Exchange (the "Closing Price") during the last five exchange trading days prior to the granting of the stock options, provided, however, that the conversion price shall at least amount to the proportionate amount of the share capital allocable to one GPCB Share.

         c)       Acquisition periods, term:

                  The stock options may be offered to the Eligible Persons during the last fifteen working days of each calendar month (acquisition period pursuant to Section 193 Para. 2 No. 4 of the German Stock Corporation Act).

                  The term of the stock options to be issued may be up to ten years after the date on which the subscription rights are granted. The option rights shall expire after the end of the term without replacement or compensation.

         d)       Waiting period:

                  The earliest date, on which Eligible Persons may exercise the stock options pursuant to Section 193 Para. 2 No. 4 of the German Stock Corporation Act is two years after the respective subscription rights were granted.

         e)       Exercise period:

                  Stock options may not be exercised from the date on which the Company submits an offer to its shareholders for the subscription of new shares or convertible bonds with conversion or option rights by written notice to all shareholders or through an announcement in the publications named in the Company's Articles of Association or in a mandatory stock exchange publication of the Frankfurt Stock Exchange until the end of the last day of the subscription period.

                  The stock options may also only be exercised during a period of six weeks after the publication of the quarterly reports and the annual financial statements, respectively (exercise period pursuant to Section 193 Para. 2 No. 4 of the German Stock Corporation Act). Any exercise of the stock options from December 24 until December 31 of each calendar year is generally excluded.

                  The Management Board shall be entitled to further restrict the exercise period.

         f)       Performance goals:

                  Notwithstanding lit. d) and e), the stock options may only be exercised if the Closing Price develops better than a reference index (performance goal pursuant to Section 193 Para. 2 No. 4 of the German Stock Corporation Act).

                  The reference index shall be the Prime IG Biotechnology Index of the Frankfurt Stock Exchange (the "Price Index").

                  The Price Index as well as the Closing Price on the date on which the stock options are issued shall serve as the starting point for the performance measurement. The stock options may only be exercised if the Closing Price has developed better than the Price Index. The relevant comparison date for this shall be the date four weeks prior to the exercise of the stock options.

         g)       Further provisions

                  The Management Board of the Company shall be authorized to determine the further details of the option terms and conditions as well as the issuance and characteristics of the subscribed shares.

                  This shall include in particular:

                  - details regarding the implementation of the program as well as methods of granting and exercising of the stock options and also the delivery of the subscribed shares in accordance with the stock exchange admission rules;

                  - rules pertaining to the treatment of option rights in special cases (e.g. third-party takeover of the Company, death or maternity/paternity leave of the Eligible Persons);

                  - to determine causes for termination in the interest of the Company and to establish detailed methods of termination;

                  - any changes to the program that may become necessary due to changed general conditions.

         h)       Reporting obligation of the Management Board

                  The Management Board shall report about the granting of stock options and the exercise of stock options granted to the Eligible Persons in this context for each fiscal year in compliance with applicable statutory provisions in the respective notes to the annual financial statements or in the annual report (Section 285 sentence 9 a of the German Commercial Code (HGB); Section 160 Para. 1 sentence 5 of the German Stock Corporation Act).

2.       Creation of an additional conditional capital

         The Company's share capital shall be conditionally increased by up to
         (euro)225,000 against issuance of up to 225,000 new ordinary bearer shares with no par value. The conditional capital increase shall be used for granting stock options to employees of the Company and affiliated subsidiary companies in Germany and abroad, in each case pursuant to the more detailed provisions of the authorizing resolution under item 8 no. 1. The conditional capital increase shall be implemented only to the extent that the holders of stock options exercise their rights. The shares shall participate in the profits - to the extent that they are created through exercise prior to the beginning of the Company's Annual Shareholders Meeting - from the beginning of the previous fiscal year, otherwise from the beginning of the fiscal year during which they are created through the exercise of stock options.

         The Management Board shall be authorized to determine the additional details of the implementation of the conditional capital increase.

         The Supervisory Board shall be authorized to amend the wording of the Articles of Association to correspond to the utilization of the conditional capital.

3. Section 5 of the Articles of Association (Share Capital) shall be amended by adding the following new paragraph 4 k:

                  "The Company's share capital is conditionally increased by up to (euro)225,000 against issuance of up to 225,000 new ordinary bearer shares with no par value. The conditional capital increase shall be used for granting stock options to employees of the Company and affiliated subsidiary companies in Germany and abroad, in each case pursuant to the more detailed provisions of the authorizing resolution passed by the Annual Shareholders Meeting of June 8, 2005 under item 8, no. 1. The conditional capital increase shall be implemented only to the extent that the holders of stock options make use of their rights. The shares shall participate in the profits - to the extent that they are created through exercise prior to the beginning of the Company's Annual Shareholders Meeting - from the beginning of the previous fiscal year, otherwise from the beginning of the fiscal year during which they are created through the exercise of stock options.

                  The Management Board is authorized to determine the additional details of the implementation of the conditional capital increase.

                  The Supervisory Board is authorized to amend the wording of the Articles of Association to correspond to the utilization of the conditional capital."

Item 9

Resolution regarding the cancellation of the shareholder resolutions of June 11, 2002 relating to the authorization of the Management Board to issue convertible bonds and/or bonds with warrants attached (Wandel- und/oder
Optionsschuldverschreibungen) and the creation of conditional capital; resolution regarding the authorization of the Management Board to issue convertible bonds and/or bonds with warrants attached and creation of new conditional capital; amendment of the Articles of Association

The Management Board and Supervisory Board propose that the following be resolved:

1. Cancellation of the existing authorization of June 11, 2002 as well as the conditional capital in ss. 5(4e) of the Articles of Association

         The authorization granted to the Management Board by the Shareholders Meeting of June 11, 2002 (item 8 of the agenda) relating to the issuance of convertible bonds and/or bonds with warrants attached and the related conditional capital pursuant to ss. 5(4e) of the Articles of Association shall be canceled. The Management Board has not yet utilized said authorization and no convertible bonds or bonds with warrants attached have been issued to date. The cancellation of the authorization and the conditional capital of June 11, 2002 shall be subject to the proposed new authorization pursuant to no. 2 below and the new conditional capital pursuant to nos. 3 and 4 below having become effective.

2.       Authorization to issue convertible bonds and/or warrants

         The Management Board is authorized until May 31, 2010, to allot on one or more occasions convertible bonds and/or bonds with warrants attached issued to the holder or registree (collectively, the "Bonds") in an aggregate nominal amount of up to (euro)150,000,000 and to grant to the holders and the creditors of the Bonds conversion and/or option rights to new ordinary bearer shares with no par value in GPC Biotech AG with a total share in the issued share capital of (euro)6,000,000 as set forth in more detail in the option and/or conversion conditions and the conditional capital to be created pursuant to agenda item 9 nos. 3 and 4.

         In addition to euro, the Bonds may be issued in the statutory currency of an OECD country, subject to limitation to the equivalent of
         (euro)150,000,000. The Bonds may also be issued by an enterprise in Germany or abroad in which GPC Biotech AG, directly or indirectly, has a majority holding. In this case, the Management Board is authorized, with the consent of the Supervisory Board, to issue a guarantee relating to the repayment of the Bonds on behalf of GPC Biotech AG and to grant the beneficiaries of the Bonds option and/or conversion rights for new shares in GPC Biotech AG.

         The Bonds shall be purchased by a consortium of banks that undertakes to offer them to the shareholders of GPC Bitoech AG for subscription. However, the Management Board is authorized, with the consent of the Supervisory Board, to exclude shareholders' subscription rights to Bonds with options and/or conversion rights for such number of GPC Biotech ordinary shares not exceeding 10% of the issued share capital and, provided further, that the Bonds are issued at a price that is not substantially lower than their theoretical market value as determined by recognized mathematical methods (ss. 186(3)(4) German Stock Corporation Act). Shares that have been issued under exclusion of subscription rights pursuant to ss. 186(3)(4) German Stock Corporation Act based on ss. 5(6) and (8) of the Articles of Association must be taken into account when calculating the ten percent threshold.

         In addition, the Management Board is authorized, with the consent of the Supervisory Board, to exclude shareholders' subscription rights in respect of residual amounts resulting from the subscription ratio as required in order to grant creditors or holders of the Bonds or holders of previously issued bonds or beneficiaries of option rights subscription rights on the scale to which they would be entitled after exercising their option or conversion rights.

         If convertible bonds are issued, holders and/or creditors thereof shall have the right to exchange their convertible bonds for new, ordinary bearer shares with no par value in GPC Biotech AG in accordance with the terms and conditions of the convertible bonds. The conversion ratio will be calculated by dividing the nominal value of a convertible bond by the conversion price fixed for one new ordinary bearer share with no par value in GPC Biotech AG. The conversion ratio may additionally be calculated by dividing the issue price of a convertible bond, if lower than the nominal value, by the conversion price fixed for one new ordinary bearer share with no par value in GPC Biotech AG. The conversion ratio may in any case be rounded up or down to a whole number. In addition, an extra cash payment may be provided for. Finally, residual amounts may be combined and/or compensated for in cash.

         If bonds with warrants attached are issued, each bond will be accompanied by one or more warrants that entitle the holder to subscribe for new ordinary bearer shares with no par value in GPC Biotech AG pursuant to the terms and conditions of the bonds with warrants attached to be fixed by the Management Board. The proportional amount of the share capital represented by the new shares to be subscribed to per bond with warrants attached may not exceed the nominal value of the bond with warrants attached.

         The terms and conditions of the Bonds may provide that, in lieu of issuing new ordinary bearer shares with no par value in GPC Biotech AG to the beneficiaries of the Bonds, GPC Biotech AG may compensate the holders/creditors of such Bonds in cash. The calculation of the requisite amount to be paid in this case shall be calculated pursuant to the terms and conditions of the Bonds based on the average closing price of the GPC Biotech AG shares in the XETRA closing auction on the Frankfurt Stock Exchange during the one to ten trading days prior to the exercise of the conversion or subscription right. The proportional amount of the share capital represented by the new shares to be issued upon exercise of the conversion or subscription rights relating to the Bonds may not exceed the nominal value of the Bonds.

         Provision may also be made in the terms and conditions for the conversion ratio and/or the exercise price to be variable and for the exercise price to be fixed within a specified bandwidth depending on the share price development during the term of the Bonds. The exercise price to be paid for one ordinary bearer share with no par value in GPC Biotech AG shall at all times, including in the case of variable conversion or subscription rights, be at least 80% of the average closing price of the GPC Biotech AG shares in the XETRA closing auction on the Frankfurt Stock Exchange on the ten trading days preceding the day when the Management Board resolved to issue the Bonds or at least 80% of the average closing price of the GPC Biotech AG shares in the XETRA closing auction during the subscription period, except for the last two days of the subscription period. The terms and conditions of the convertible bonds may additionally provide for an obligation to convert at maturity or at any other point in time during the term of the convertible bonds (mandatory convertible). In particular, the terms and conditions of the convertible bonds may provide that, in the event of repayment of the convertible bonds at maturity, GPC Biotech AG may issue shares to the holders of convertible bonds in lieu (in whole or in part) of repayment in cash. The proportional amount of the share capital represented by the new shares to be issued upon conversion may not exceed the nominal value of the convertible bonds.

         Notwithstanding ss. 9(1) German Stock Corporation Act, the option or conversion price will be reduced on the basis of a dilution protection clause pursuant to the terms and conditions if, during the option or conversion period, GPC Biotech AG increases its share capital by means of a rights issue to existing shareholders or issues additional convertible bonds or bonds with warrants attached or other option rights and does not at the same time grant the holders of conversion or option rights subscription rights on the scale to which they would be entitled after exercising their option or conversion rights. In lieu of a cash payment or a reduction of the exercise price, the subscription ratio may also be adjusted by dividing the subscription ratio by the reduced conversion price. The terms and conditions may additionally provide for an adjustment of the conversion/option rights in the event of a capital decrease.

         The Management Board shall be authorized to fix the further details of the terms and conditions of the Bonds, in particular, the interest rate, the issue price, the term to maturity and denomination, and the exercise periods.

3.       Creation of an additional conditional capital

         The Company's share capital shall be conditionally increased by up to
         (euro)6,000,000 against issuance of up to 6,000,000 new ordinary bearer shares with no par value. The conditional capital increase shall be used for the purpose of allotting new shares to holders or creditors of bonds with warrants attached or convertible bonds that may be issued by GPC Biotech AG, or an enterprise in Germany or abroad in which GPC Biotech AG, directly or indirectly, has a majority holding, until May 31, 2010 in accordance with no. 2. above.

         The shares will be issued at the exercise price to be determined in accordance with no. 2. above. The conditional capital increase shall be implemented only to the extent that holders or creditors of bonds with warrants attached or convertible bonds exercise their option or conversion rights or fulfill their duty to convert. The new shares shall participate in the profits - to the extent that they are created through exercise prior to the beginning of GPC Biotech AG's Annual Shareholders Meeting - from the beginning of the previous fiscal year, otherwise from the beginning of the fiscal year during which they are created through the exercise of conversion rights. The Management Board shall be authorized to determine the additional details of the implementation of the conditional capital increase. The Supervisory Board shall be authorized to amend the wording of the Articles of Association to correspond to the utilization of the conditional capital.

3. Section 5(4e) of the Articles of Association shall be restated as follows:

                  "The Company's share capital is conditionally increased by up to (euro)6,000,000 against issuance of up to (euro)6,000,000 new ordinary bearer shares with no par value.

                  The conditional capital increase shall be used for the purpose of allotting new shares to holders or creditors of bonds with warrants attached or convertible bonds that may be issued by GPC Biotech AG, or an enterprise in Germany or abroad in which GPC Biotech AG, directly or indirectly, has a majority holding, until May 31, 2010 pursuant to the more detailed provisions of the authorizing resolution passed by the Annual Shareholders Meeting of June 8, 2005 under item 9, no. 2. The conditional capital increase shall be implemented only to the extent that the holders or creditors of bonds with warrants attached or convertible bonds exercise their option or conversion rights or fulfill their duty to convert.

                  The shares shall participate in the profits - to the extent that they are created through exercise prior to the beginning of the Company's Annual

                  Shareholders Meeting - from the beginning of the previous fiscal year, otherwise from the beginning of the fiscal year during which they are created through the exercise of conversion rights.

                  The Management Board is authorized to determine the additional details of the implementation of the conditional capital increase.

                  The Supervisory Board is authorized to amend the wording of the Articles of Association to correspond to the utilization of the conditional capital."

Item 10

1. Amendment of the Articles of Association regarding participation in the Shareholders Meeting

         Amendment of ss. 16(2) of the Articles of Association (convocation) and ss. 17(1), (2) and (3) of the Articles of Association (right to participate)

         The government's draft of the Law on Corporate Integrity and Modernization of the Right of Challenge (Gesetz zur Unternehmensintegritat und Modernisierung des Anfechtungsrechts or
         UMAG) provides, inter alia, for amendments to the legal provisions regarding the registering and eligibility for participation in shareholders meetings. Accordingly, the Articles of Association may make the participation in the Shareholders Meeting or the exercise of voting rights subject to the shareholders registering prior to the Shareholders Meeting; the present obligation to deposit shares prior to the Shareholders Meeting will be dropped. In addition, upon entry into force of the UMAG, the Articles of Association may, in the case of bearer shares, require that the relevant shareholding be documented in order to participate or to exercise voting rights in the Shareholders Meeting.

         The UMAG is expected to enter into force on November 1, 2005 and thus prior to the next Annual Shareholders Meeting of GPC Biotech AG. In anticipation of the amendments proposed by the UMAG as described above, and particularly in order to establish legal certainty regarding the preconditions for a participation in the next Annual Shareholders Meeting of GPC Biotech AG in 2006, the Articles of Association should already be changed to reflect the proposed UMAG amendments. However, the Management Board will only submit the amendments to the Articles of Association for registration with the commercial register if (and after) the UMAG has entered into force with the rules pertaining to the convocation and participation in the Shareholders Meeting described above.

         The Management Board and Supervisory Board propose that the following be resolved:

         (a) ss. 16(2) of the Articles of Association, relating to the convocation of the Shareholders Meeting, shall be restated as follows:

                  "The convocation of the Shareholders Meeting shall be published at least 30 days prior to the day by the end of which the shareholders are required to register prior to the Shareholders Meeting (see ss. 17)."

         (b) ss. 17(1), (2) and (3) of the Articles of Association, relating to the conditions for participation in the Shareholders Meeting, shall be restated as follows:

                  "(1) Shareholders wishing to participate in the Shareholders Meeting or to exercise their voting rights, must register to attend the Shareholders Meeting in text form (ss. 126b of the German Civil Code (Burgerliches Gesetzbuch)) in German or English no later than by the end of the seventh day prior to the day of the Shareholders Meeting.

                  (2) In addition, shareholders must provide evidence of their right to participate in the Shareholders Meeting and to exercise their voting rights. This must occur by the end of the seventh day prior to the day of the Shareholders Meeting by presenting evidence of the shareholding in text form (ss. 126b of the German Civil Code) in German or English issued by the credit or financial institution where the shares are deposited. The evidence must refer to the legally prescribed point in time prior to the Shareholders Meeting.

                  (3) To the extent permissible under applicable law, the Company may also allow for participation in Shareholders Meetings via electronic or other media."

         The Management Board is instructed to submit the changes to the Articles of Association for registration with the commercial register of the Company only if and when the UMAG has entered into force with the rules pertaining to the participation in the Shareholders Meeting described above.

2. Amendment of ss. 18 (Conduct of Meeting) of the Articles of Association by Adding a Paragraph 3

         The government's draft of the UMAG additionally provides for amendments to the provisions regarding procedural aspects of Shareholders Meetings. Accordingly, the Articles of Association may authorize the chairman of the Shareholders Meeting to place reasonable time limits on the right of shareholders to ask questions and/or comment during the Shareholders Meeting. In anticipation of the proposed UMAG amendments and in order for the Articles of Association to contain a clear provision in this regard and to enable an orderly conduct of the Shareholders Meetings in a reasonable time frame, the Articles of Association should already be amended by adding the relevant authorization of the chairman of the Shareholders Meeting. However, the Management Board will only submit the amendments to the Articles of Association for registration with the commercial register if (and after) the UMAG has entered into force with the rules pertaining to the conduct of the Shareholders Meeting described above.

         The Management Board and Supervisory Board propose that the following be resolved:

         ss. 18 of the Articles, relating to the conduct of the Shareholders Meeting, shall be amended by adding a paragraph (3) as follows:

                  "(3) The chairman of the Shareholders Meeting may place reasonable time limits on the right of shareholders to ask questions and comment in the Shareholders Meeting. In particular, at the beginning of or at any time during the Shareholders Meeting, the chairman is authorized to allot specific and reasonable time frames to each individual agenda item or to each individual shareholder/speaker."

         The Management Board is instructed to submit the changes to the Articles of Association for registration with the commercial register of the Company only if and when the UMAG has entered into force with the rules pertaining to the restrictions described above.

Reports of the Management Board to the Shareholders Meeting with respect to Items 7, 8 and 9 of the Agenda

We herewith report to the Shareholders Meeting on Items 7, 8 and 9 of the Agenda as follows:

Report on Item 7 of the Agenda pursuant to Section 221 Para. 4 sentence 2 in connection with Section 186 Para. 4 sentence 2 of the German Stock Corporation Act

Members of the management bodies and executives as well as employees and consultants of the Company and of affiliated subsidiary companies in Germany and abroad are meant to participate in a success-oriented remuneration system in the form of convertible bonds.

Because of our U.S. orientation, the establishment of an employee participation program is of extraordinary importance, particularly for qualified executives, in order to create a special performance incentive and in order to be able to retain committed employees in the GPC Biotech Group on a long-term basis. In addition, GPC Biotech AG is dependent on the expertise of external consultants in several of its business areas, in particular with respect to the Company's clinical trials. Offering employment agreements to these external consultants is either not an economically viable alternative for the Company or not desired on part of the consultants. In order to enable the Company to successfully retain the services of these external specialists, in particular in the United States, the Company needs to be able to offer these external consultants an equity-based incentive compensation.

The issue price and conversion price of the new shares is the average of the closing prices of the Company's no-par value shares in the XETRA closing auction on the Frankfurt Stock Exchange (the "Closing Price") during the last five exchange trading days prior to the issuance of the convertible bonds, and therefore corresponds to the then current market price. In order to be able to convert the convertible bonds, the persons entitled to conversion must pay the conversion price per share minus (euro)1.--, which has already been paid in as the nominal amount when the convertible bonds were issued. After the expiration of a two-year waiting period, 50% of the convertible bonds, and as of the third and fourth anniversary of the date of their issuance, an additional 25% of the conversion rights may be exercised.

The conversion rights may only be exercised if the Closing Price has developed better than a reference index. The reference index is the Prime IG Biotechnology Index of the Frankfurt Stock Exchange (the "Price Index").

The Price Index as well as the Closing Price on the date on which the convertible bonds are issued shall serve as the starting point for the performance measurement. The convertible bonds may only be exercised if the Closing Price has developed better than the Price Index. The relevant comparison date for this shall be the date four weeks prior to the exercise of the conversion rights.

The conversion price is not tied to an absolute increase in the Company's share price but is contingent upon a relative increase of the share price compared with the Price Index (so-called relative performance). The industry-related Price Index was selected because it takes into account the characteristics of the biotechnology industry, in which the Company operates. The conversion rights may only be exercised if the Closing Price has developed better than the Price Index. Linking the conversion right to the Price Index prevents the exploitation of coincidental benefits resulting from a general bull market (so-called windfall profits). On the other hand, the link to the Price Index allows the conversion rights to retain their incentive effect even in a bear market.

The convertible bonds are not transferable. Special arrangements may be made in respect of death, retirement, as well as other special separation cases, including the disposal of subsidiary affiliated companies in Germany and abroad or business operations of the GPC Biotech Group.

Due to the fact that the value of the convertible bonds depends on the development of the share price, it is not possible to state the exact expense to the Company at the time of this report. We present below, however, a benchmark figure of the overall economic costs for the Company in the context of a model calculation:

Assuming that the issue price for the convertible bonds amounts to (euro)8.50 on the issue date, an application of the Black-Scholes formula results in a market value of (euro)5.02 for each convertible bond. We explicitly point out that this is only a model calculation and that the assumed underlying issue price does not reflect the future development of the share price, but only constitutes an example in order to illustrate the potential overall costs of the program.

We also believe that the proposed remuneration, taking into account other alternative structures and also considering the specific advantages and disadvantages of issuing stock options in the form of convertible bonds, is suitable, required, and reasonable in order to ensure an adequate remuneration of the members of the management (including members of the Management Board), executives as well as employees and consultants.

It is not possible to tie the success-oriented remuneration to dividends, since the Company is not yet able to distribute profits. A success-oriented cash remuneration of the members of the management bodies and executives of the Company and of affiliated subsidiary companies in Germany and abroad, granting a claim against the Company, the amount of which would depend on achieved share price increases (so-called phantom stock plan) might be considered. This alternative would, however, lead to a loss of liquidity for the Company and to a higher burden for the shareholders. Therefore, an incentive-based cash compensation could be part of the overall compensation package, but should certainly not be the only form of compensation. The same applies to tying cash remuneration to other key performance indicators such as sales or enterprise value based on DCF (Discounted Cash Flow) or based on the EVA (Economic Added Value) model, since these alternatives would also lead to use of liquid funds.

Furthermore, the advantages of issuing convertible bonds also outweigh the potential disadvantages of this kind of program. This success-dependent remuneration system is both liquidity preserving and significantly improves the Company's position when competing for internationally-renowned members of the management bodies and executives as well as qualified employees and consultants.

We particularly believe that the so-called "dilution effect", i.e. a lower participation ratio of the existing shareholders as a consequence of the grant and exercise of the convertible bonds, respectively, is acceptable and constitutes only an immaterial disadvantage for the shareholders, since the maximum dilution amounts to less than 3%.

We do not see the danger of the share price being driven up speculatively in order to maximize the value of the convertible bonds both due to the relative exercise threshold and due to the professionalism of the members of the management, particularly of the Company's Management Board members, and of the executives. We assume an objective manner of working that is always oriented to the Company's success, which is not limited to short-term price increases. Also, when hiring new employees and retaining the services of consultants, we always look for a high degree of professionalism, the goal of which is primarily the long-term increase of the Company's value.

The insider problem created by the exercise of the convertible bonds is minimized since the Company's internal insider regulations must be complied with. This should effectively prevent a violation of the prohibition of insider trading.

In summary, it should be noted that the advantages of the chosen success-oriented remuneration significantly outweigh its disadvantages so that it is suitable to achieve a long-term increase of the Company's value.

Report on Item 8 of the Agenda

The issuance of stock options is still an important component of modern remuneration systems and internationally - particularly for companies operating in the biotechnology industry - very common. GPC Biotech AG has been offering this remuneration option to its committed employees since 1998. As a globally operating enterprise, GPC Biotech AG has to continue to create this option for itself in order to be able to guarantee attractive employment conditions to the employees of the Company and of affiliated subsidiary companies in Germany and abroad compared with competitors.

Offering stock options is of particular importance because of our U.S. orientation in order to be able to compete with competitors in the U.S. who increasingly attempt to solicit employees away with large numbers of options.

In addition, the issuance of stock options is intended to retain committed employees on a long-term basis.

Furthermore, an equity component of compensation tends to direct the interest of employees towards the business strategy of the Company and to motivate them to work for an increase in the Company's value. In this way, the interests of the employees, just as the interests of the Company's shareholders, are directed towards an increase in the Company's value.

Therefore, the Management Board and the Supervisory Board propose, in the context of GPC Biotech AG's Stock Option Program 2005, to be authorized to grant stock options for up to 225,000 new ordinary bearer shares of GPC Biotech AG without par value, and that the conditional capital necessary therefor, in an amount of (euro)225,000, be created. The issue price to be paid for subscribing to one no-par value share upon exercising the stock options corresponds to the average of the closing prices of the Company's no-par value shares in the XETRA closing auction (the "Closing Price") during the last five exchange trading days prior to the granting of the stock options and therefore corresponds to the then current market price. Also, the exercise of the stock options after the expiration of the two-year waiting period (and subject to certain exercise periods) is permitted only if the Closing Price has developed better than a reference index.

The Prime IG Biotechnology Index of the Frankfurt Stock Exchange shall serve as the reference index (the "Price Index"). The Price Index as well as the Closing Price on the date on which the stock options are issued shall serve as the starting point for the performance measurement. The stock options may only be exercised if the Closing Price has developed better than the Price Index. The relevant comparison date for this shall be the date four weeks prior to the exercise of the stock options.

The conversion price is not tied to an absolute increase in the Company's share price but is contingent upon a relative increase of the share price compared with the Price Index (so-called relative performance). The industry-related Price Index was selected because it takes the characteristics of the biotechnology industry, in which the Company operates, into account. The subscription rights may only be exercised if the Closing Price has developed better than the Price Index. Linking the conversion price to the Price Index avoids the exploitation of coincidental benefits resulting from a general bull market (so-called windfall profits). On the other hand, the link to the Price Index makes it possible for the stock options to retain their incentive effect even in a bear market.

The Supervisory Board and the Management Board are convinced that the proposed stock option plan is particularly well suited in order to prevail in the ongoing competition for qualified personnel and to retain employees, contributing to a further increase of the Company's value in the interest of the Company and of the shareholders.

Report on Item 9 of the Agenda pursuant to Sections 221(4)(2) in conjunction with ss. 186(4)(2) of the German Stock Corporation Act

The authorization granted to the Management Board by the Shareholders Meeting of June 11, 2002 (item 8 of the agenda) relating to the issuance of convertible bonds and/or bonds with warrants attached and the related conditional capital pursuant to ss. 5(4e) of the Articles of Association shall be canceled. In lieu of said authorization and conditional capital, a new authorization shall be granted and a new conditional capital shall be created.

The new authorization to issue convertible bonds and/or bonds with warrants attached shall enable the Company to issue bonds at the best possible and in line with prevailing market conditions and thus guarantee an adequate funding which is the essential basis for the Company's growth. The bonds may also be issued by directly or indirectly majority owned affiliates of the Company in Germany and abroad and the bonds may also be issued in a legal currency of an OECD-state other than in euro, allowing for a utilization of the German and international capital markets as required by prevailing market conditions.

In general, shareholders' subscription rights are observed; however, subscription rights may be excluded with the consent of the Supervisory Board if the bonds are being issued at a price that is not substantially lower than their theoretical market value as determined by recognized mathematical methods (ss. 186(3)(4) German Stock Corporation Act). This allows the Company to take advantage of current market conditions in a flexible manner on a short-term basis. Pursuant to ss. 221(4) German Stock Corporation Act, the provisions of ss. 186(3)(4) German Stock Corporation Act apply accordingly. ss. 186(3)(4) German Stock Corporation Act provides that an issue price must be fixed that is not substantially below the stock price in order to protect shareholders from dilution. Therefore, the authorization to issue bonds provides that the issue price of the bonds may not be substantially below their theoretical value which shall be determined in accordance with generally accepted mathematical methods, thus practically reducing the value of the subscription rights to zero. The Management Board will obtain an expert opinion of an independent and recognized investment bank or auditing firm each time subscription rights are excluded. As a consequence, shareholders will not suffer any economic disadvantage from an exclusion of their subscription rights. Shareholders wishing to maintain their share in the Company's share capital may do so by purchasing shares in the open market.

In order to satisfy the 10% threshold for exclusions of subscription rights stipulated in ss. 186(3)(4) German Stock Corporation Act, the issuance of new shares in GPC Biotech AG is limited to 10% of the share capital. In addition, any shares that have been issued under exclusion of subscription rights pursuant to ss. 186(3)(4) German Stock Corporation Act based on ss. 5(6) and (8) of the Articles of Association must be taken into account when calculating the ten percent threshold.

Moreover, the proposed exclusion of subscription rights in order to avoid fractional shares allows the use of the authorization by whole amounts and to facilitate the implementation of the capital measure.

In addition, the exclusion of subscription rights of the holders of the convertible bonds/and or bonds with warrants attached has the advantage that, where bonds shall be issued under this new authorization in addition to bonds that have already been issued thereunder, the option or conversion price for the existing bondholders does not have to be adjusted under the prospective terms and conditions of the convertible bonds and/or bonds with warrants attached.

The conditional capital is necessary to fulfill the option and conversion rights or conversion obligations to GPC Biotech AG shares in connection with the convertible bonds and/or bonds with warrants attached. In this regard, the option or conversion price of a share may not be lower than 80% of the average closing price of the GPC Biotech AG shares in the XETRA closing auction on the Frankfurt Stock Exchange on the ten trading days preceding the day when the Management Board resolved to issue the Bonds. Alternatively, the exercise price may not be lower than 80% of the average closing price of the GPC Biotech AG shares in the XETRA closing auction during the subscription period, except for the last two days of the subscription period. In addition, the terms and conditions of the bonds may provide that the conversion ratio and/or the conversion price may be variable and that the conversion price be fixed within a range that depends on the development of the GPC Biotech AG share price. This allows for adequate and market competitive terms of the bond issuance.

Broadcast of the Shareholders Meeting

The speeches of the chairman of the Supervisory Board as well as of the members of the Management Board will be recorded on the day of the Shareholders Meeting and may be viewed after the Shareholders Meeting on the Internet on the Company's website (www.gpc-biotech.com).

Participation in the Shareholders Meeting

Pursuant to Section 17 of the Company's Articles of Association, those shareholders are entitled to participate in the Shareholders Meeting and cast votes, who deposit their shares with the Company's treasury, a German notary, a securities clearing and depositing bank, or with the following depository agent during normal business hours and leave them there until the end of the Shareholders Meeting:

                        Deutsche Bank Aktiengesellschaft

The deposit must be effected no later than June 1, 2005.

The deposit shall also be deemed effected with one of the aforementioned agents if, with the consent of the depository agent, shares are held by a bank in a blocked securities account for the benefit of such depository agent until the end of the Shareholders Meeting.

In case of a deposit with a German notary, a securities clearing and depositing bank, or the aforementioned depository agent, the certificate to be issued in this regard shall be submitted to the Company no later than June 2, 2005.

The Company hereby notifies the shareholders that they may also arrange to have their votes exercised in the Shareholders Meeting through a proxy, for example, through a bank or a shareholders association.

The Company offers its shareholders as a special service the ability to authorize prior to the Shareholders Meeting voting proxies who are named by the Company and bound by instructions. The Management Board has appointed Mrs. Barbara Muller and Mr. Martin Brandle as voting proxies for exercising shareholders' voting rights in accordance with their instructions.

If shareholders would like to have their voting rights exercised by the Company's voting proxies, they are asked to have the admission card to be requested through their respective depository bank issued under their own name and to send the original admission card to the voting proxy (GPC Biotech AG, Fraunhoferstr. 20, 82152 Martinsried, Germany). Furthermore, a power of attorney and voting instructions for the respective resolution proposals shall be sent to the voting proxy in writing (GPC Biotech AG, Fraunhoferstr. 20, 82152 Martinsried, Germany) or by fax (0049(0)89/85652663). A form for issuing the instructions may be requested from the Company in writing (GPC Biotech AG, Fraunhoferstr. 20, 82152 Martinsried, Germany), or by fax (0049(0)89/85652663), or downloaded from the Company's website (www.gpc-biotech.com).

We would like to ask you to direct inquiries pertaining to the Shareholders Meeting and counter-motions in respect of a proposal of the Management Board and Supervisory Board relating to specific Agenda Items pursuant to Section 126 Para. 1 of the German Stock Corporation Act to the following address:

GPC Biotech AG
Investor Relations
Fraunhoferstr. 20
82152 Martinsried
Germany

Fax: + 49 (0)89 - 85652663

Substantiated counter-motions in respect of the proposals of the Management Board and Supervisory Board relating to specific Agenda Items, which are received at the aforementioned address by midnight (CET) Wednesday, May 25, 2005, will be published after they are received under the URL www.gpc-biotech.com. Motions that are addressed differently will not be considered. Any comments of the management pertaining to the counter-motions will also be published after May 25, 2005 under the aforementioned URL.

We hereby refer to the notification obligation pursuant to Sections 21 et seq. of the German Securities Trading Act and the legal consequence of the suspension of all rights arising from the shares in case of a breach of a notification obligation as stipulated under Section 28 of the German Securities Trading Act.

The documentation for the Shareholders Meeting referred to under item 1 of the Agenda and all other legally required documents for the Shareholders Meeting are available for download on the Internet under the URL www.gpc-biotech.com and may be reviewed at the offices at the Company's registered seat and will also be sent to our shareholders upon request. The Shareholders Meeting will be held in German.


Martinsried, April 2005

GPC Biotech AG
The Management Board